Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diageo plc:

We consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-110804, 333-132732, 333-153488 and 333-179426) and on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338 and 333-182315 ) of Diageo plc of our reports dated 22 August 2012, with respect to the consolidated balance sheets of Diageo plc as of 30 June 2012 and 2011, and the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 30 June 2012, and the effectiveness of internal control over financial reporting as of 30 June 2012, which reports appear in the 30 June 2012 annual report on Form 20-F of Diageo plc.

KPMG Audit Plc

London, United Kingdom
5 September 2012